                                                                       EX-99.B16

   SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS VANGUARD/PRIMECAP FUND

1. AVERAGE ANNUAL TOTAL RETURN (As of December 31, 1997)

    P (1 + T)n = ERV

  Where:             P  = a hypothetical initial payment of $1,000

                     T  = average annual total return

                     N  = number of years

                   ERV  = ending redeemable value at the end of the period

EXAMPLE:
--------
ONE YEAR
--------
   P = $1,000.00
   T = +36.79%
   N = 1
 ERV = $1,367.92
 FIVE YEAR
 ---------
   P = $1,000.00
   T = +23.59%
   N = 5
 ERV = $2,883.18
 TEN YEAR
 --------
   P = $1,000
   T = +18.95%
   N = 10
 ERV = $5,671.21

--------

2. YIELD (30 Days Ended December 31, 1997)

               a-b
              ----
    Yield = 2[(+ 1 )/6/ - 1]
              c X d

  Where:      a = dividends and interest paid during the period

              b = expense dollars during the period (net of reimbursements)

              c = the average daily number of shares outstanding during the period

              d = the maximum offering price per share on the last day of the period

  Example     a =
                  $8,784,390.91

              b =
                  $2,826,498.78

              c =
                  203,484,431.89

              d =

                  $39.57

          Yield =

                  0.89%